Exhibit 23.3

Data & Consulting Services Division of Schlumberger Technology Corporation 1310 Commerce Drive Park Ridge 1 Pittsburgh, PA 15275-1011 Tel: 412-787-5403 Fax: 412-787-2906

CONSENT OF SCHLUMBERGER DATA & CONSULTING SERVICES

In connection with the Exchange Offer Registration Statement on Form S-3 of CONSOL Energy Inc. (the “Company”) to be filed with the Securities and Exchange Commission, we, as independent petroleum engineers, hereby consent to (a) the use of our reserve reports relating to the proved reserves of gas and oil (including coal bed methane) of CONSOL Energy Inc. as of December 31, 2007, 2006, 2005, 2004, and 2003 and as of March 31, 2005, and (b) the references to us as experts.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Data & Consulting Services Division of Schlumberger Technology Corporation nor any of its employees had, or now has, a substantial interest in CONSOL Energy Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

DATA & CONSULTING SERVICES DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ Charles M. Boyer II, PG
Charles M. Boyer II, PG

Date: May 2, 2008